SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549


                                 FORM 8-K

                              CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of
                    the Securities Exchange Act of 1934


    Date of Report (Date of earliest event reported): January 3, 2006
                                                     (January 4, 2006)

                           TrustCo Bank Corp NY


           (Exact name of registrant as specified in its charter)

                                 New York
              (State or other jurisdiction of incorporation)


              0-10592                                  14-1630287
    -----------------------------          ---------------------------------
      (Commission File Number)             (IRS Employer Identification No.)


                   5 Sarnowski Drive, Glenville, New York 12302
                  (Address of principal executive offices) (Zip Code)



       Registrant's telephone number, including area code: (518) 377-3311
                                                           --------------



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TrustCo Bank Corp NY


Item 8.01.   Other Events

             A letter was issued on January 3, 2006 to shareholders of Ballston Spa Bancorp, Inc. (OTC Bulletin Board "BSPA") concerning TrustCo's Tender Offer. Attached is the letter labeled as exhibit 99(a).




Item 9.01.   Financial Statements & Exhibits

            (c) Exhibits


            Reg S-K Exhibit No.          Description
                  99(a)                  Two page letter to
                                         shareholders of Ballston
                                         Spa Bancorp Inc. (OTC
                                         Bulletin Board "BSPA")
                                         concerning TrustCo's Tender
                                         Offer.



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                                  SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated:  January 4, 2006

                                             TrustCo Bank Corp NY
                                             (Registrant)


                                             By:/s/ Robert T. Cushing
                                                ----------------------------
                                                Robert T. Cushing
                                                Executive Vice President and
                                                Chief Financial Officer



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                                 Exhibits Index


The following exhibits are filed herewith:


Reg S-K Exhibit No.        Description                               Page
------------------         ----------------------------           ----------
     99(a)                 Two page letter to shareholders of          5
                           Ballston Spa Bancorp Inc. (OTC
                           Bulletin Board "BSPA") concerning
                           TrustCo's Tender Offer.



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                                                                Exhibit 99(a)

TRUSTCO
Bank Corp NY
-----------------------------------------------------------------
5 Sarnowski Drive, Glenville, New York, 12302
(518) 377-3311   Fax: (518) 381-3668

January 3, 2006


Ballston Spa Bancorp, Inc Shareholders

Dear Fellow Shareholder:

Shortly our offer to purchase your Ballston Spa stock for $45.50 will expire. Don't miss out on this exceptional opportunity. Your investment in Ballston Spa stock has languished over the last 10 years and had settled into a price range of under $32.00. The recent spike in the stock price is a direct result of our offer to acquire your stock (as well as our purchases) and has nothing whatsoever to do with the Company's activities. Don't forget that the Ballston Spa stock was at $32.00 a share into late October and only began to increase once our interest in the Company was made public.

The letters that you have received from Chris Dowd, President of Ballston Spa, have tried to distract you with unsupported speculation on his part of greater things to come. Our offer is very simple to understand and represents a purchase price that the Ballston Spa stock has never reached and may never reach again.

The fact of the matter is that Trustco and Ballston Spa should be working together. We are a natural combination both due to our geographic proximity and our philosophical commitment to the communities and customers we serve.

As indicated by Bloomberg Financial Services, over the last five years the stock of Ballston Spa has had an average annual return to their shareholders of a negative 2% prior to our offer. Mr. Dowd in his last letter to you focused considerable attention on other merger and acquisition premiums but conspicuous by its absence was any mention of the profitability of those companies acquired. Ballston Spa earned $0.92 per share last year. To put that into prospective, at that rate it would take Ballston Spa in excess of 49 years to earn the purchase price that we are offering you today. Mr. Dowd's comparisons to other deals simply point out how strong an offer we are making for your stock.

I have noted in previous correspondence that Mr. Dowd owns next to no shares of Ballston Spa stock. This fact is supported by the Ballston Spa 2005 Annual Meeting minutes where it notes that Mr. Dowd did not cast a single ballot either in person or by proxy at that meeting. I think it would be safe to say that Mr. Dowd is asking you to turn down our offer of a significant premium on your stock when he has nothing at risk.

I have heard it said about investment bankers and big city attorney's that they will "fight with every drop of your blood" and that is how I think Mr. Dowd is approaching this business transaction. Instead of admitting the significant financial benefits to the shareholders along with the benefits of an expanded branch network for customers and access to a stronger capital base to serve the Ballston Spa community, he sees TrustCo's offer as a threat to his personal security.

Let me conclude by saying that I would not have wasted your time, my time or that of my staff if I wasn't 100% committed to this opportunity. Let's make a stronger bank for our region and have Ballston Spa and Trustco working together.

Thank you for your time and your patience.

Very truly yours,


/s/ Robert J. McCormick
-----------------------
 Robert J. McCormick
 President and Chief Executive Officer


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